Exhibit 99.1

Calidi Biotherapeutics Announces Appointment of Guy Travis Clifton, MD

as Chief Medical Officer, Consultant and Advisor

SAN DIEGO, Apr. 10, 2025 (GLOBE NEWSWIRE) – Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, today announced the appointment of Guy Travis Clifton, MD as Chief Medical Officer, Consultant and Advisor.

“With our recently filed IND for a company sponsored, dose escalation trial of CLD-201 in adult patients with solid tumors, Dr. Clifton’s oncology and advisory experience will be invaluable to us and our goal to advance our stem cell-based and enveloped virus platforms through the clinic and to patients in need,” said Allan Camaisa, CEO and Chairman of the Board of Calidi Biotherapeutics. “I am delighted to welcome Dr. Clifton to our leadership team, and I look forward to leveraging his deep oncological experience to support the continued growth of Calidi going forward.”

Dr. Clifton is a practicing surgical oncologist with over 17 years of experience in drug development, early phase and translational clinical trials, and cancer immunotherapy.  From 2013 to current, he has served as a practicing surgical oncologist in the US Army. He also served as the Chief Medical Officer and co-founder of Parthenon Therapeutics / Incendia Therapeutics from October 2020 to August 2024. He has worked with over 20 companies in an advisory role and has over 80 peer-reviewed publications on cancer and related topics.  As a Colonel in the Army, he served on multiple deployments including four to Afghanistan, as well as to New York City in response to the COVID-19 pandemic. Dr. Clifton received his Bachelor of Science in Chemistry from the United States Military Academy, West Point, and Doctor of Medicine from Vanderbilt University; completed his residency in General Surgery from the Brooke Army Medical Center; and fellowship in General Surgical Oncology at the University of Texas MD Anderson Cancer Center.

“I am excited to join Calidi at such a pivotal time for the company, developing two cutting-edge immunotherapies. Calidi’s systemic approach, a platform using extracellular enveloped viruses, is designed to target and kill metastatic tumor cells while delivering a powerful payload. Its intratumoral approach, a platform that is designed to target and kill solid tumors, uses stem cells to protect and amplify the potency of the virotherapy. In both cases, the unique approach protects the virotherapy from the body’s immune system during administration. These novel approaches have the potential to transform the way we treat cancer,” said Dr. Clifton, newly-appointed Chief Medical Officer, Consultant and Advisor of Calidi.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies, are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC on (i) Form 10-K filed on March 31, 2025. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

Corporate Communications:

Dave Gentry, CEO
RedChip Companies, Inc.
1-407-644-4256
CLDI@redchip.com

Source: Calidi Biotherapeutics, Inc.